Exhibit 10.1

Boost Run Service Agreement

Version 1.5.1

This Boost Run Service Agreement (this “Agreement”) is entered into by and between Boost Run Inc., an Illinois limited liability company (“Boost Run”), and the Customer identified in the signature block below (“Customer”), and shall become effective upon the date of Customer’s execution as set forth in the signature block below (the “Effective Date”). The undersigned represents and warrants that he or she is authorized to act on behalf of the Customer and bind it to the terms of this Agreement. Customer and Boost Run are each referred to herein as a “Party”, and collectively as the “Parties”.

In consideration of the reciprocal commitments outlined herein and other good and valuable consideration, the Parties hereby agree as follows:

Master Agreement. The Parties acknowledge and agree that this Agreement constitutes a master service agreement governing Customer’s use of Boost Run’s Services. All Orders, proposals, statements of work, letters of intent, addenda, exhibits and any other ancillary agreements entered into by the Parties in connection with the Services (collectively, “Related Documents”) shall be subject to and incorporate by reference the terms and conditions of this Agreement. In the event of any conflict between this Agreement and any Related Document, the terms of this Agreement shall control, except to the extent that a Related Document expressly states that a specific provision is intended to supersede a specifically identified provision of this Agreement, in which case such Related Document shall control solely with respect to that identified provision. No Related Document shall be deemed to amend, modify, or waive any provision of this Agreement unless it expressly so states and is executed by authorized representatives of both Parties.

1.	Definitions

a.	“Acceptable Use Policy” refers to the definition provided in Section 2.c.

b.	“Account” refers to the definition provided in Section 2.d.

c.	“Agreement” encompasses this Boost Run Service Agreement in its entirety. This includes any addendum and Exhibit pages.

d.	“Related Documents” refers collectively to all Orders, proposals, statements of work, letters of intent, addenda, and any other ancillary agreements entered into by the Parties in connection with the Services, each of which is subject to and incorporates by reference the terms and conditions of this Agreement.

e.	“Affiliate” of a Party denotes any entity that directly or indirectly controls, is controlled by, or is under common control with that Party, including through one or more intermediaries. For the purposes of this definition, “control” of an entity signifies the direct or indirect ownership or control of more than 50% of the voting interests of said entity.

f.	“Boost Run Indemnified Parties” corresponds to the definition provided in Section 8.

g.	“Boost Run Property” encompasses (i) the Infrastructure Platform and Services, (ii) the Documentation, (iii) all other data, content, materials, facilities, networks, systems, and software supplied by Boost Run or its contractors in connection with the Services, and (iv) all modifications, derivative works, enhancements, updates, and upgrades to any of the aforementioned.

h.	“Confidential Information” encompasses all information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), whether communicated orally or in writing, that is either marked or designated as confidential at the time of disclosure or that a reasonable person would consider confidential given the nature of the information and the circumstances under which it is disclosed. Notwithstanding the foregoing, Confidential Information does not include any information that the Receiving Party can demonstrate: (i) is generally known to the public without any breach of obligation to the Disclosing Party; (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party; (iii) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party; or (iv) is received from a third party without any breach of obligation to the Disclosing Party. Boost Run’s Confidential Information includes the Boost Run Property, aggregate or anonymized pricing benchmarks, and the general terms of this Agreement; provided, however, that (i) Boost Run may disclose general pricing information and Agreement terms to third parties in furtherance of Boost Run’s legitimate business, financing, or corporate purposes, subject to reasonable confidentiality obligations imposed on such third parties; (ii) Boost Run shall not disclose Customer-specific pricing or the specific financial terms of any Order to any third party without Customer’s prior written consent; and (iii) either party may disclose Customer-specific pricing and Agreement terms to its investors, lenders, prospective acquirers, and their respective advisors in connection with financing, due diligence, or corporate transactions, subject to customary confidentiality obligations.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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i.	“Customer Property” refers to any data provided to Boost Run by Customer or any User, or otherwise uploaded on or processed by the Infrastructure Platform by Customer or any User in relation to the Services (excluding any Boost Run Property).

j.	“Customer-Provided Products” encompasses all software, products, or services installed or executed by Customer or any User on the Infrastructure Platform or in connection with the Services. This includes software, products, and services designed to interoperate with the Services (e.g., third-party cloud services independently purchased by Customer from the respective third party, separate from this Agreement).

k.	“Data Incident” signifies any breach of security resulting in accidental or unlawful destruction, loss, alteration, unauthorized disclosure, or unauthorized access to Customer Property.

l.	“Documentation” refers to all documentation and instructional materials concerning the use of the Services that Boost Run generally provides to its customer base.

m.	“Effective Date” corresponds to the date on which this Agreement becomes effective as set forth in the preamble together with the signature block.

n.	“Excluded Claims” corresponds to the definition provided in Section 8.a.

o.	“Fees” refers to all amounts payable to Boost Run under this Agreement and any applicable Order.

p.	“Infrastructure Platform” denotes the infrastructure platform supplied by Boost Run as specified in the Order. This includes any modifications, enhancements, updates, and upgrades made to the platform over time.

q.	“Order” means an ordering document, order form, statement of work, or similar written instrument for Services that is executed by authorized representatives of both Parties and expressly incorporates this Agreement, a pro forma Order form is provided in Exhibit B.

r.	“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with an identifiable individual, including any information that constitutes “personal data,” “personal information” or a like term as defined by applicable Privacy Law.

s.	“Privacy Law” means any applicable United States state or federal law, or any international law, together with any related regulations that are legally binding on Boost Run and Customer and regulate the processing of Personal Data, including the California Consumer Privacy Act, as modified by the California Privacy Rights Act (together with implementing regulations, the “CCPA”), the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Utah Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679 (“GDPR”), including the UK implementation of the GDPR (“UK GDPR)”, and national implementations thereof by EEA member states and Switzerland.

t.	“Sub-processor” signifies any third-party data processor engaged by Boost Run to receive Customer Property for processing on behalf of Customer, which includes third-party data centers, as well as development, production, maintenance, marketing, financing, and customer support providers associated with any of the Services. This is done in accordance with Customer’s instructions (as communicated by Boost Run) and the terms of the written subcontract with Boost Run.

u.	“Term” corresponds to the definition provided in Section 10.a.

v.	“Usage Information” corresponds to the definition provided in Section 5.e.

w.	“User” refers to any individual who accesses Customer’s Account or uses the Services in connection with Customer’s Account.

x.	“Managed Kubernetes Services” refers to the managed container orchestration services provided by Boost Run, including provisioning, scaling, monitoring, and maintenance of Kubernetes clusters on the Infrastructure Platform.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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y.	“Virtual CPU Services” refers to virtualized central processing unit resources allocated to Customer on the Infrastructure Platform.

z.	“Shared Storage Services” refers to network-attached or distributed storage resources made available to Customer on a shared infrastructure basis.

aa.	“Supplemental Services” refers collectively to the Managed Kubernetes Services, Virtual CPU Services, Shared Storage Services, and any other ancillary or à la carte services offered by Boost Run from time to time, each of which may be ordered separately and shall be invoiced as separate line items on Customer’s invoice. Supplemental Services shall be listed on the Order Form and the Customer will have the ability to specify on the Order Form.

2.	Services

a.	Service Provision

Boost Run grants the Customer a non-sublicensable, non-transferable, non-exclusive right to access and use the Infrastructure Platform for internal business purposes during the Term, in accordance with the terms and conditions of this Agreement. This access and usage are collectively referred to as the “Services.” Services can also include the use of GPU servers, Managed Kubernetes orchestration software, CPU servers and shared storage servers. Boost Run shall provide the Services in accordance with this Agreement, each applicable Order, the Documentation, and all specifications, acceptance criteria, service levels, and performance requirements set forth therein, and shall comply with all laws applicable to Boost Run as the provider of the Services. Except as necessary to comply with applicable law or this Agreement, Boost Run is not obligated to modify, enhance, update, or upgrade the Infrastructure Platform; provided that Boost Run shall maintain the Infrastructure Platform as necessary to ensure that the Services comply with this Agreement and all applicable Orders.

b.	Order

This Agreement constitutes a master Agreement between Boost Run and Customer and shall govern all Orders. Customer may order Services only pursuant to a written Order executed by authorized representatives of both Parties, including through mutually agreed electronic signature. Each Order must identify, as applicable, the ordered Services, Fees, term, delivery schedule, location, quantities, support level, and applicable technical specifications. No request, instruction, communication, platform action, API call, click-through, or other electronic or verbal exchange will bind Customer as an Order or create any payment obligation unless and until reflected in an executed Order.

c.	Acceptable Use Policy

Customer must at all times comply with the Acceptable Use Policy outlined in Exhibit A, as well as any other policies or procedures expressly incorporated into an executed Order or written amendment signed by both Parties.

d.	Account

Access to the Services is only possible after the creation of an account with Boost Run (the “Account”). The Customer is responsible for providing accurate and up-to-date information for the Account’s authentication process. Customer must not disclose or share any account authentication information with third parties without prior written consent from Boost Run. Customer is solely accountable for maintaining the security and confidentiality of this information, implementing appropriate security protocols, and promptly notifying Boost Run of any unauthorized access or login information.

e.	User Responsibilities

The Customer is responsible for ensuring that its Users comply with the terms and conditions of this Agreement and the Acceptable Use Policy outlined in Exhibit A. Any breach of this Agreement by a User will be considered a breach of this Agreement by the Customer. The Customer retains sole responsibility for managing Users’ access to Customer Property, actions taken by Users related to the Account and Customer Property, and all activities conducted through the Account.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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f.	Support Services

Boost Run shall provide support in accordance with Exhibit F, including the support channels, severity levels, response times, escalation paths, and other support commitments set forth therein.

g.	Connection

High-speed Internet connection is essential for proper transmission, connectivity and stability of the Services provided by Boost Run. The Customer is responsible for procuring and maintaining network connections that link its network to the Services, including compatible “browser” software and protocols accepted and requested by Boost Run. Boost Run does not assume any responsibility for notifying the Customer or its Users of software upgrades, updates, fixes, or enhancements, nor for any data compromise during transmission across networks not owned or controlled by Boost Run. Boost Run disclaims any liability whatsoever related to the reliability or performance of connections not owned or controlled by Boost Run that are used by the Customer or its Users to access the Services and Customer hereby waives any claim to the contrary.

h.	Communications

Boost Run may act upon and rely on instructions provided by Users solely for operational support and administration of the Services under an executed Order. No User instruction will amend this Agreement or any Order, waive any right, or create any Fee or other payment obligation unless set forth in a written Order or amendment executed by authorized representatives of both Parties.

i.	Monitoring and Modifications

Boost Run may monitor the operation and performance of the Services to provide, secure, support, and maintain the Services, but shall not access, monitor, inspect, use, or disclose Customer Property except (i) as requested by Customer to provide support, (ii) as necessary to maintain the security or availability of the Infrastructure Platform without accessing Customer content where reasonably practicable, or (iii) as required by applicable law, court order, subpoena, or legally binding governmental or regulatory demand. To the extent legally permitted, Boost Run shall provide Customer with prior notice of any required access to or disclosure of Customer Property and reasonably cooperate with Customer’s efforts to seek confidential treatment, protective relief, or otherwise limit such access or disclosure; if prior notice is legally prohibited, Boost Run shall provide notice as soon as legally permitted. Boost Run may modify the Services and Documentation with prior notice to Customer only if such modification does not materially reduce, degrade, or adversely affect the functionality, performance, security, or Customer’s use of the Services. Any change to the specifications in an Order requires Customer’s prior written consent.

j.	Suspensions

Except as expressly permitted under Section 2.m with respect to an active or imminent Customer-caused security threat, Boost Run may suspend Customer’s access to the Services only (a) solely as and for so long as necessary to comply with applicable law, a court order, subpoena, or a legally binding governmental or regulatory demand, or (b) to the extent caused by a Force Majeure Event in accordance with Section 11.j. Boost Run shall, to the extent legally permitted, provide Customer with notice before any suspension and, if prior notice is legally prohibited or impracticable, as soon as legally permitted or practicable thereafter. Any suspension must be narrowly tailored, limited to the affected Services, and for the shortest duration necessary to resolve the cause of suspension. Customer shall not be obligated to pay Fees for Services not provided or not available during any suspension, except to the extent the suspension is caused by Customer’s material breach of this Agreement, violation of applicable law, or violation of the Acceptable Use Policy.

k.	Maintenance and Hardware Replacement

Scheduled maintenance, emergency maintenance, hardware repair, and hardware replacement are governed exclusively by Exhibit F. Boost Run shall not perform maintenance that interrupts, degrades, or otherwise adversely affects Customer’s active workloads except as permitted under Exhibit F. Customer is responsible for backing up Customer Property within the Customer Environment, but the foregoing does not limit Boost Run’s service level, security, confidentiality, sanitization, or other obligations under this Agreement.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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l.	Supplemental Services

In addition to the base Infrastructure Platform services, Boost Run may offer Supplemental Services on an à la carte basis. Customer may order Supplemental Services only pursuant to an executed Order or written amendment. Each Supplemental Service ordered by Customer shall be documented in a separate Order or as a line item within an existing Order and shall be invoiced separately. All Supplemental Services are subject to the terms and conditions of this Agreement unless otherwise specified in a supplemental agreement or addendum executed by both Parties. Boost Run may not modify, discontinue, or limit the availability of any Supplemental Service ordered by Customer in a manner that materially reduces, degrades, or adversely affects such Supplemental Service or Customer’s use of the Services. Boost Run may not reduce, discontinue, or limit any Supplemental Service that is material to Customer’s use of the Services without Customer’s prior written consent.

m.	Customer Security Obligations

Customer is responsible for the security configuration and hardening of servers, instances, operating systems, applications, credentials, access controls, firewall rules, and other resources within the environment deployed or managed by or on behalf of Customer on the Services (the “Customer Environment”), including the installation, operation, patching, monitoring, and maintenance of Customer-Provided Products and Customer workloads.

Boost Run is responsible for the security of the Infrastructure Platform, Boost Run-controlled networks, management systems, physical facilities, data center controls, personnel, contractors, subcontractors, and other systems and resources used by Boost Run to provide the Services. Boost Run shall comply with the security requirements set forth in Exhibit D. Any Customer-proposed security addendum shall be subject to Boost Run’s prior written agreement and shall be effective only when executed by authorized representatives of both Parties; Boost Run’s agreement to any such addendum shall not be unreasonably withheld but may be conditioned on commercially reasonable scoping, fee adjustments, and implementation timelines. A material failure by Boost Run to comply with Exhibit D shall constitute a material breach of this Agreement, subject to Boost Run’s right to cure under Section 10.c.

If Boost Run reasonably determines that the Customer Environment poses an actual and imminent threat to the Boost Run systems, the Infrastructure Platform, or other Boost Run customers, Boost Run shall promptly notify Customer in writing, identify the affected resources, and specify the remediation reasonably necessary to address the threat. Customer shall use commercially reasonable efforts to remediate the identified threat as promptly as practicable. If immediate action is necessary to prevent material harm, Boost Run may take narrowly tailored actions limited to the affected resources and for the shortest duration reasonably necessary to mitigate the active or imminent threat, including temporary isolation of affected nodes; provided that Boost Run shall not modify Customer configurations through BMC or other out-of-band access except at Customer’s request, with Customer’s prior consent, or to the extent strictly necessary to prevent an active or imminent threat and only after giving Customer such notice as is practicable under the circumstances. Any termination for an uncured Customer security breach shall be governed by Section 10.c.

3.	Fees and Payment Terms

a.	Fees

Customer is responsible for paying all Fees specified in the Order or incurred under this Agreement to Boost Run. The Fees are quoted and payable in United States dollars to the account designated with banking or payment provider instructions by Boost Run. Fees paid are non-refundable, unless expressly stated otherwise in this Agreement or an applicable Order. If the Fees are based on Customer’s use of the Services, Customer will be charged for any additional Fees incurred due to excess use of the Services by Customer or any User.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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b.	Invoices and Payment

Boost Run will invoice Customer on a monthly basis for all set Fees during the applicable billing period, unless otherwise set forth in an Order. Boost Run will include any variable fees incurred during a month in the next invoice. Payment shall be due within thirty (30) days of the invoice date. If any undisputed amounts invoiced by Boost Run are not received by the due date stated on the invoice, the overdue amounts shall accrue interest at the rate of one percent (1.0%) per month, or the maximum rate permitted by applicable law, whichever is lower, from the due date until paid in full.

Boost Run may suspend access to the affected Services for non-payment only if an undisputed invoice remains unpaid for more than fifteen (15) days past the due date and Customer fails to pay such undisputed overdue amount within seven (7) days after receiving proper written notice from Boost Run identifying the past-due amount and stating Boost Run’s intent to suspend. Such suspension shall not relieve Customer of its obligation to pay undisputed Fees accrued through and including the date of suspension, and payment obligations shall recommence immediately upon restoration of access.

Customer will be responsible for all reasonable costs incurred by Boost Run in connection with collecting overdue, undisputed Fees and interest to the extent permitted by applicable law. Customer may withhold any amount disputed in good faith if Customer submits a written dispute notice to Boost Run within thirty (30) days of the invoice date, identifying the specific disputed amounts and the basis for the dispute. Customer’s failure to provide a dispute notice within such thirty (30) day period will not waive Customer’s right to dispute the invoice, but Customer shall pay the invoice when due and may seek a credit or refund following resolution of the dispute. Customer shall timely pay all undisputed amounts, and the Parties shall work in good faith to resolve any disputed amounts.

c.	Taxes

Fees are exclusive of applicable sales, use, value-added, goods and services, excise, and similar transaction taxes imposed on the provision of the Services, excluding taxes based on Boost Run’s net income, property, or employees. Customer shall be responsible for such taxes to the extent legally imposed on Customer or required to be collected by Boost Run, provided that Boost Run separately states such taxes on the applicable invoice. If Customer is required by applicable law to withhold taxes from any payment to Boost Run, Customer may deduct and remit such withholding to the applicable taxing authority and shall provide Boost Run with reasonable documentation of such remittance. Customer shall have no obligation to gross up any payment for withholding taxes.

d.	Payment Credits

Amounts prepaid by Customer for the Services will be credited towards the Fees payable under this Agreement. The prepayment amount, if any, is set forth in the applicable Order.

4.	Proprietary Rights

a.	Customer Property

Customer retains all rights, title, and interest in the Customer Property, including its intellectual property rights, except as explicitly stated in this Agreement. No right, title, or license to any Customer Property is granted to Boost Run, either expressly or impliedly.

b.	Boost Run Property

Boost Run retains all rights, title and interest in the Boost Run Property, including its intellectual property rights, except as explicitly stated in this Agreement. No right, title, or license to any Boost Run Property is granted to Customer, either expressly or impliedly.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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c.	Licenses to Customer Property

Customer retains all ownership of Customer Property. To enable Boost Run to perform the Services, Customer grants Boost Run a limited, non-exclusive license to access and use the Customer Property during the Term solely for the purposes of (i) providing the Services as requested by Customer, and (ii) complying with applicable law. Boost Run may permit its authorized subcontractors to exercise these rights solely to the extent necessary to support the Services. For clarity, Boost Run shall not use Customer Property to create Usage Information, except for operational telemetry that does not include Customer Property, Customer content, model inputs or outputs, model weights, Customer configurations, or Customer Confidential Information.

d.	Customer-Provided Products

Customer is solely responsible for obtaining and maintaining all necessary rights, licenses and credentials to use the Customer-Provided Products and services. Customer is also responsible for the installation, operation, updating and maintenance of the Customer-Provided Products and services. Boost Run does not provide any warranties, guarantees or indemnification regarding the Customer-Provided Products or their operation in connection with the Services. Boost Run is not responsible or liable for any data exchange or interaction between Customer and any provider of the Customer-Provided Products.

e.	Open-Source Software

The Services may include or utilize open-source software, which is subject to the relevant open-source license terms. By using the Services, Customer agrees to comply with and be bound by the applicable terms and conditions governing the use of open-source software programs. Customer acknowledges that the term “Services” in this Agreement does not include open-source software.

5.	Data Obligations and Security

a.	Backups and Storage

Boost Run is not obligated to back up Customer Property on behalf of Customer or any User. It is the sole responsibility of Customer to configure and use the Services properly and take appropriate steps to ensure the security, protection, and backup of Customer Property within the Customer Environment, including by using encryption technology and routine archiving where appropriate. Customer is responsible and liable for the activities of any person who gains access to Customer Property or the Services due to Customer’s failure to comply with its obligations. Customer acknowledges that upon activation of Services, Customer assumes responsibility for data residing on the provisioned servers and shall implement backup procedures prior to commencing production workloads. Boost Run shall sanitize any server or storage device previously allocated to another customer before provisioning it to Customer in accordance with NIST SP 800-88 or a substantially equivalent industry-standard media sanitization process. Customer may verify server state upon provisioning.

b.	Processing of Customer Property

If Customer Property includes Personal Data, Boost Run is considered a “service provider” or “processor,” and Customer is the “controller” or “business”, as such terms are defined by applicable Privacy Law. Each Party agrees that it shall comply with its respective obligations under applicable Privacy Laws. Boost Run agrees to notify Customer in the event that it cannot meet its obligations as a “service provider.” Boost Run will only process Personal Data within the Customer Property: (i) for the sole and specific purpose of providing the Services or as instructed by Customer in writing; (ii) as expressly permitted by this Agreement; or (iii) as required by law or regulatory authorities. Boost Run is prohibited from “selling” (as defined by the CCPA) or sharing Personal Data for behavioral advertising purposes, using or disclosing the Personal Data outside the direct business relationship with Customer, or combining Personal Data received from Customer with other sources, except for specific business purposes or as permitted by Privacy Laws. Boost Run shall reasonably cooperate with Customer in Customer’s efforts to monitor Boost Run’s compliance with this Section 5.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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c.	Customer Data Responsibilities

Customer must comply with Privacy Laws and warrants that all Personal Data collected and processed by or on behalf of Customer complies with Privacy Laws, including obligations to provide notice, obtain consent and effectuate consumer rights requests. Customer warrants that it has the rights to transfer all Personal Data to Boost Run for processing as described in this Agreement including, as applicable, the rights to transfer Personal Data out of its jurisdiction of origination. Customer is solely responsible and liable for the processing of all Customer Property, data processed by Users, and any data displayed, disclosed, generated, or published in connection with the Services, including responding to and effectuating all consumer rights requests under applicable Privacy Laws. Customer shall not provide any processing instructions to Boost Run that violate any applicable Privacy Laws.

d.	Security

Boost Run agrees that it will (a) implement and maintain administrative, technical, and physical safeguards consistent with Exhibit D, applicable Privacy Laws, and industry standards applicable to providers of bare metal infrastructure services, (b) take reasonable steps to ensure that each person responsible for processing Personal Data is subject to a duty of confidentiality, and (c) process Personal Data only in accordance with this Agreement and Customer’s documented instructions. Boost Run shall notify Customer without undue delay and in no event later than forty-eight (48) hours after becoming aware of any Data Incident affecting Customer Property or the Services. Such notice shall include, to the extent then known, the nature of the Data Incident, the affected systems and data, the date and time of discovery, the likely consequences, measures taken or proposed to mitigate and remediate the Data Incident, and a point of contact for follow-up. Boost Run shall promptly investigate, mitigate, and remediate each Data Incident, preserve relevant evidence, provide timely updates, and reasonably assist Customer with legally required notifications, regulatory communications, forensic investigation, remediation, and other incident-response activities. Boost Run shall provide such assistance at its own expense to the extent the Data Incident was caused by Boost Run’s material breach of this Agreement, gross negligence, or willful misconduct; otherwise, Customer shall reimburse Boost Run for its reasonable, documented out-of-pocket costs of providing such assistance.

Upon Customer’s reasonable request no more than once per twelve (12) month period, and additionally following a confirmed Data Incident actually caused by Boost Run’s material breach of this Agreement, Boost Run shall provide, subject to reasonable confidentiality protections, then-current security information reasonably necessary to verify Boost Run’s compliance with this Agreement, including available SOC 2 Type II or ISO 27001 reports or certificates, penetration test executive summaries, vulnerability management summaries, responses to reasonable security questionnaires, and information regarding data center physical security, encryption, access controls, incident response, business continuity, and data location. Boost Run shall not materially degrade the safeguards set forth in Exhibit D during the Term.

e.	Agents and Subcontractors

Customer authorizes Boost Run to engage another processor to perform specific processing activities involving Personal Data on behalf of Customer only to the extent such sub-processor is identified in Exhibit C or otherwise approved by Customer in writing (which approval shall not be unreasonably withheld, conditioned, or delayed, and which shall be deemed given if Customer does not object in writing within five (5) business days after Boost Run’s notice of a proposed sub-processor). Boost Run shall enter into a binding written contract with each sub-processor which imposes data protection obligations substantially similar to, and no less protective than, those contained in this Section 5, and Boost Run shall remain responsible for each sub-processor’s acts and omissions as if they were Boost Run’s own acts and omissions.

f.	Usage Information

Customer acknowledges that Boost Run may collect operational telemetry and performance and usage metrics relating to the Services (“Usage Information”) solely to provide, secure, support, maintain, improve, and plan capacity for the Services. Usage Information shall not include Customer Property, Customer content, model inputs or outputs, model weights, Customer configurations, or other Customer Confidential Information.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Boost Run may use and disclose Usage Information only in aggregated, anonymized, and de-identified form across multiple customers so that Customer, Users, Customer Property, Customer workloads, Customer pricing, and Customer Confidential Information cannot reasonably be identified, re-identified, or derived. Boost Run shall not disclose Customer-level or Customer-identifying usage metrics without Customer’s prior written consent, except to the extent required by applicable law, regulation, court order, or governmental authority, in which case Boost Run shall provide notice to Customer as soon as legally permitted.

g.	Cross-Border Data Transfers

For Personal Data originating from the EEA, UK, or Switzerland, the Parties agree that Boost Run’s processing of such Personal Data will be pursuant to the Model Clauses. “Model Clauses” shall mean (i) Module Two of the standard contractual clauses annexed to the European Commission’s Implementing Decision 2021/914 of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679 of the European Parliament and the Council (“EU SCCs”); and (ii) where the UK GDPR applies, the UK Addendum to the EU Standard Contractual Clauses (“UK Addendum”) issued by the Information Commissioner’s Office under s.119A(1) of the Data Protection Act 2018 (“UK SCCs”). For purposes of the Model Clauses, the following terms will apply: (i) Customer and Boost Run will be deemed to have executed the Model Clauses as of the Effective Date; (ii) Customer will be referred to as the “Data Exporter” and Boost Run will be referred to as the “Data Importer” in the clauses with relevant company name and address and details from the Agreement being inserted accordingly; (iii) Exhibit C will provide supplementary information required, as appropriate; (iv) in Clause 7, the optional docking clause will apply; (v) in Clause 9, Option 2 will apply and the time period for prior notice of sub-processor changes shall be ten (10) business days; (vi) in Clause 11, the optional language will not apply; and (vi) in Clauses 17 and 18(b), the EU SCCs, and any disputes therein, will be governed by the law and courts of Ireland, and the UK Addendum shall be governed by the law and courts of the United Kingdom. In the event that the then-current Model Clauses are invalidated as a valid data transfer agreement or other mechanism under any applicable privacy law, Boost Run shall promptly work in good faith with Customer to put in place a replacement data transfer agreement or other mechanism appropriate to comply with any applicable law (e.g., Boost Run executes successor Model Clauses) as determined by Customer in its sole discretion. In the event of any conflict between this Agreement and the Model Clauses, the Model Clauses shall control. Any conflict between the terms of the EU SCCs and the UK Addendum shall be resolved in accordance with Section 10 and Section 11 of the UK Addendum.

6.	Confidentiality

a.	Confidentiality

Both parties agree to hold the Confidential Information of the other Party in trust and confidence, using the same degree of care as it uses to avoid unauthorized use, disclosure or dissemination of its own Confidential Information of a similar nature, but in any event not less than reasonable care. The Receiving Party will only use the Confidential Information of the Disclosing Party to exercise its rights or fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information of the Disclosing Party only with the prior written consent of the Disclosing Party or as otherwise specified in this Agreement. The Receiving Party may share the Confidential Information with its affiliates, officers, directors, employees, contractors, and agents who have a need to know the information for the purpose of exercising their rights or fulfilling their obligations under this Agreement, and who are bound by written agreements to protect the confidentiality of such information.

b.	Compelled Disclosure

Notwithstanding anything to the contrary in this Section 6.b, if the Receiving Party is legally compelled to disclose the Confidential Information of the Disclosing Party due to law, regulation, legal process, or a governmental or regulatory authority, the Receiving Party will provide the Disclosing Party with prior notice of such compelled disclosure (if legally permitted). The Receiving Party will make reasonable efforts, at the sole cost of the Disclosing Party, to assist the Disclosing Party in filing any necessary documents or taking actions to prevent or limit the disclosure of the Confidential Information.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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7.	Warranties, Covenants and Disclaimers

a.	Mutual Warranties

Each Party represents, warrants and covenants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of organization; (ii) it has the full right, power and authority to enter into this Agreement; (iii) the execution of this Agreement by it has been duly authorized by all necessary organizational action of such Party; and (iv) when executed and delivered by both Parties, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity.

b.	Boost Run Warranties

Boost Run represents, warrants, and covenants to Customer that: (i) it has the full right, power, and authority to enter into and perform this Agreement and to provide the Services; (ii) the Services will materially conform to this Agreement, the applicable Orders, the Documentation, and the applicable specifications, acceptance criteria, service levels, and performance requirements; (iii) the Services will be provided in a professional and workmanlike manner consistent with generally accepted standards for providers of similar bare metal infrastructure services; (iv) Boost Run will comply with all laws applicable to Boost Run as provider of the Services; and (v) as of the Effective Date, the Services are free of any liens or third-party claims that would materially impair Customer’s permitted use of the Services in accordance with this Agreement.

c.	Customer Warranties

Customer guarantees and affirms to Boost Run that, at all times: (i) it owns or possesses all necessary rights and authorizations to process, use, or handle the Customer Property; and (ii) it possesses all rights (including license or other usage rights) to any patents or other intellectual property rights necessary for, or to be used by, Boost Run in connection with the Services hereunder.

d.	Boost Run Covenants

Boost Run covenants and affirms to Customer that, at all times, it will: (i) comply with the terms of this Agreement regarding any provision of the Services; and (ii) comply with all applicable laws in connection with its provision of the Services and otherwise with its performance under this Agreement.

e.	Customer Covenants

Customer covenants and affirms to Boost Run that, at all times it will: (i) comply, and will ensure that all Users comply, with the terms of this Agreement (including the Acceptable Use Policy) regarding any access or use of the Services; (ii) comply with all applicable laws in connection with its use of the Services and otherwise with its performance under this Agreement; and (iii) not use the Services to store or transmit infringing, libelous or otherwise unlawful or tortious material, or to store or transmit material in violation of any third party privacy rights, or use the Services in relation to any unlawful act.

f.	Disclaimer

To the maximum extent permitted by applicable law or regulation, except as expressly stated in this Agreement, including Sections 2, 5, and 7, Exhibit D, Exhibit F, and any applicable Order, Boost Run makes no other representations or warranties of any kind, whether express, implied, statutory, or otherwise, including implied warranties of merchantability or fitness for a particular purpose. For clarity, the foregoing disclaimer does not limit Boost Run’s express obligations under this Agreement, any Order, the SLA, or the security requirements. The Services are not designed or intended for illegal activities.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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8.	Indemnification

a.	Mutual Indemnification

Boost Run Indemnification. Boost Run will indemnify, defend, and hold harmless Customer, its Affiliates, and their respective employees, directors, officers, contractors, representatives, and permitted assigns (collectively, “Customer Indemnified Parties”) from and against any third-party claim, demand, suit, or proceeding, and resulting losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees), arising out of or relating to: (i) an allegation that the Services, Infrastructure Platform, Boost Run Property, or Customer’s permitted use thereof infringes, violates, or misappropriates any patent, copyright, trademark, trade secret, privacy, or other third-party right; (ii) Boost Run’s breach of this Agreement; (iii) Boost Run’s violation of applicable law; (iv) a Data Incident or security incident to the extent caused by Boost Run’s breach of this Agreement, violation of applicable law, or acts or omissions; or (v) Boost Run’s gross negligence or willful misconduct.

In the event that any portion of the Services becomes or is likely to become the subject of an infringement or misappropriation claim, Boost Run may, at its sole cost and expense: (A) secure the right for Customer to continue using the allegedly infringing item; (B) provide a functionally equivalent non-infringing replacement; (C) modify the item to make it non-infringing and functionally equivalent; or (D) if none of the foregoing is commercially reasonable, terminate the affected Services and refund any prepaid fees for Services not provided as of the effective date of termination. Boost Run will have no obligation under Section 8.a(i) to the extent the claim arises from: (1) Customer Property or Customer-Provided Products; (2) use of the Services in combination with software, hardware, networks, data sets, or systems not supplied, required, recommended, or approved by Boost Run, to the extent the alleged infringement would not have occurred but for such combination; (3) modifications made by or on behalf of Customer that were not performed, required, recommended, or approved by Boost Run; or (4) Customer’s use of the Services in violation of this Agreement or applicable law.

Customer Indemnification. Customer will indemnify, defend, and hold harmless Boost Run, its Affiliates, and their respective employees, directors, officers, contractors, representatives, and permitted assigns (collectively, “Boost Run Indemnified Parties”) from and against any third-party claim, demand, suit, or proceeding, and resulting losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees), arising out of or relating to: (i) an allegation that Customer Property, Customer-Provided Products, the Customer Environment, or Customer’s or Users’ use thereof infringes, violates, or misappropriates any patent, copyright, trademark, trade secret, privacy, or other third-party right; (ii) Customer’s breach of this Agreement; (iii) Customer’s violation of applicable law; (iv) Customer’s or Users’ use of the Services in an unlawful manner or in violation of the Acceptable Use Policy; (v) a Data Incident or security incident to the extent caused by Customer’s breach of its security obligations under this Agreement; or (vi) Customer’s gross negligence or willful misconduct. Customer shall have no indemnification obligation to the extent the applicable claim arises from Boost Run’s breach of this Agreement, violation of applicable law, or gross negligence or willful misconduct.

The rights and remedies stated in this Section 8 are in addition to, and not in lieu of, any other rights or remedies available under this Agreement or applicable law. Each Party’s indemnification obligations under this Section 8 are conditioned upon the Indemnified Party’s compliance with the indemnification procedures set forth in Section 8.b.

b.	Indemnification Procedures

The Indemnifying Party’s obligations under this Section 8 are subject to the following conditions: (i) the Indemnified Party must promptly provide written notice of any claim eligible for indemnification under this Section 8 (except if any delay or failure to do so does not relieve the Indemnifying Party of its obligations unless it materially prejudices its ability to defend the claim); (ii) the Indemnifying Party must have sole control over the defense or settlement of the claim; and (iii) the Indemnified Party must cooperate in the investigation and defense of such claim(s) at the Indemnifying Party’s expense. The Indemnifying Party cannot settle or consent to an adverse judgment in any such claim that adversely affects the rights or interests of the Indemnified Party (except to the extent it affects the Customer’s continued use of the Services) without the prior written consent of the Indemnified Party, provided that such consent shall not be unreasonably withheld.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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9.	Limitation of Liability

a.	Limitation of Liability.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW OR REGULATION, EXCEPT AS SET FORTH BELOW, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF LIABILITY, EXCEED THE TOTAL AMOUNTS ACTUALLY PAID BY CUSTOMER TO BOOST RUN UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE FIRST CLAIM OR CAUSE OF ACTION GIVING RISE TO SUCH LIABILITY AROSE.

NOTWITHSTANDING THE FOREGOING, BOOST RUN’S AGGREGATE LIABILITY FOR CLAIMS ARISING OUT OF OR RELATING TO A DATA INCIDENT, SECURITY INCIDENT, OR BREACH OF SECTION 5, SECTION 2.m, EXHIBIT D, OR OTHER SECURITY OBLIGATIONS, IN EACH CASE TO THE EXTENT CAUSED BY BOOST RUN’S BREACH OF THIS AGREEMENT SHALL NOT EXCEED ONE TIMES (1X) THE TOTAL AMOUNTS ACTUALLY PAID BY CUSTOMER TO BOOST RUN UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE FIRST CLAIM OR CAUSE OF ACTION GIVING RISE TO SUCH LIABILITY AROSE.

The foregoing limitations of liability do not apply to: (i) Customer’s obligation to pay undisputed Fees, interest, and collection costs under Section 3; (ii) either Party’s obligations with respect to Confidential Information under Section 6; (iii) either Party’s indemnification obligations for third-party claims alleging infringement or misappropriation of intellectual property rights under Section 8; or (iv) either Party’s fraud, gross negligence, or willful misconduct. The foregoing limitations apply even if a Party’s remedies under this Agreement fail of their essential purpose and shall survive termination or expiration of this Agreement.

b.	Exclusion of Consequential and Related Damages.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW OR REGULATION, EXCEPT FOR THE EXCLUDED CLAIMS SET FORTH IN SECTION 9.a AND THE DATA INCIDENT AND SECURITY INCIDENT COSTS EXPRESSLY DEEMED DIRECT DAMAGES BELOW, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST REVENUE, LOSS OF USE, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

For purposes of this Agreement, the following shall be deemed direct damages and shall not be excluded as consequential, incidental, special, or indirect damages: reasonable and documented costs of legally required notices to individuals or governmental authorities, and credit monitoring and identity theft protection for affected individuals for a period not to exceed one (1) year , forensic investigation, containment, mitigation, remediation, and fines, penalties, or settlement amounts payable to the governmental authorities , in each case arising from a Data Incident or security incident to the extent caused by the liable Party’s material breach of this Agreement, gross negligence, or willful misconduct.

Notwithstanding Section 9.a and b:

(A)	each Party’s aggregate liability arising out of or related to a breach of Section 5.b (Processing of Customer Property ), Section 5.c (Customer Data Responsibilities ), Section 5.d (Security) or either party’s indemnification obligations under Section 8, shall not exceed three times (3x) the greater of (i) the total Fees paid or payable by Customer under this Agreement during the twelve (12) months preceding the event giving rise to the claim, or (ii) if fewer than twelve (12) months have elapsed since the Effective Date, the annualized value of Fees paid or payable projected over a twelve-month period based on the Fees paid or payable from the Effective Date through the date of the event giving rise to the claim (the “Fee Baseline”); except that liability for breach of Section 5.b or 5.d caused by gross negligence or willful misconduct shall not exceed five times (5x) the Fee Baseline.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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10.	Term and Termination

a.	Term of Agreement

This Agreement shall commence on the Effective Date and continue through the end date specified in the applicable Order (the “Initial Term”). The Customer shall remain obligated to pay all Fees for the full duration of the Initial Term or any Extended Term, regardless of actual usage, except as expressly set forth in this Agreement or the applicable Order. Upon expiration of the Initial Term or any Extended Term, this Agreement and each applicable Order shall renew in accordance with Section 10.b unless either Party provides timely notice of non-renewal.

b.	Term Expiration and Renewal

Unless either Party provides written notice of non-renewal at least the applicable Notice Period before the expiration of the then-current term, the applicable Order will automatically renew for successive renewal terms equal to the shorter of (i) the length of the then-current term or (ii) one (1) year, unless a different renewal term is specified in the applicable Order. Either Party may elect not to renew this Agreement or any Order by providing written notice of non-renewal within the applicable Notice Period.

Notwithstanding anything to the contrary in this Agreement or any Order, Customer may instead extend the term of any Order upon expiration (but not following termination) for a period selected by Customer of not less than three (3) months and not more than three (3) years, by providing Boost Run written notice at least three (3) months before such expiration.

c.	Notice Periods

The required advance notice period prior to the expiration of the then-current term shall be determined by the length of such term as follows:

●	On-Demand (no fixed term): one (1) day
●	One (1) month term: seven (7) days
●	Three (3) month term: fourteen (14) days
●	Six (6) month term: thirty (30) days
●	Twelve (12) month term: sixty (60) days
●	Twenty-four (24) month term or longer: ninety (90) days

At any time prior to or during the Term, the Parties may mutually agree in writing to renew this Agreement or any Order for an additional committed term of specified duration (an “Extended Term”). Any such Extended Term shall be documented in a new Order or written amendment signed by both Parties and shall be subject to the terms and conditions of this Agreement, unless otherwise expressly stated in such Order or amendment.

d.	Termination for Cause

If a Party materially breaches (it being understood that the failure of Customer to pay any undisputed Fees within ten (10) days after the applicable due date shall be deemed a material breach) any provision of this Agreement and the breaching Party fails to cure such breach within thirty (30) days after receiving written notice specifying the breach, the non-breaching Party may terminate this agreement immediately upon written notice to the breaching Party.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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e.	Termination for Force Majeure

Either Party may terminate this Agreement without further liability, effective immediately upon written notice, where a Force Majeure Event causes the interruption of Services lasting more than sixty (60) consecutive days.

f.	Effect of Termination

Upon termination or expiration of this Agreement or any Order: (i) except as expressly set forth below with respect to data retrieval and transition services, all rights granted to Customer under this Agreement will cease; (ii) Customer and its Users must discontinue access to and use of the terminated or expired Services; (iii) Customer shall, at Boost Run’s discretion, either return or destroy all Boost Run Property, including Boost Run’s Confidential Information; and (iv) any undisputed outstanding Fees owed to Boost Run at the time of termination will become due and payable in accordance with Section 3.

g.	Transition Services

Subject to notice period in 10.c., Customer may elect a transition period of up to ninety (90) days after termination or expiration of the applicable Order (the “Transition Period”) by providing written notice to Boost Run. During the Transition Period, Boost Run shall continue to provide the applicable Services in accordance with this Agreement, including the applicable support and SLA commitments, and Customer shall pay transition Fees equal to the daily rate applicable to the relevant servers or resources (calculated by the actual hours multiplied by the hourly rate) for each day of the Transition Period.

Following the expiration of the Transition Period, as applicable, Boost Run may delete Customer Property in its possession or control, except to the extent retention is required by applicable law. Boost Run shall not wipe, reclaim, re-provision, or otherwise make available to another customer any server or storage device containing Customer Property until after the expiration of the Transition Period, unless Customer consents in writing or earlier deletion is required by applicable law.

h.	Surviving Provisions

Any provision that, by its nature, is intended to survive the termination or expiration of this Agreement, will continue to be in effect after such termination or expiration. Termination or expiration of this Agreement will not affect any obligations or liabilities that have accrued or arisen prior to such termination or expiration.

11.	Miscellaneous Provisions

a.	Relationship: This Agreement establishes that there is no partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the Parties. When providing any Services under this Agreement, Boost Run will be considered an independent contractor.

b.	Entire Agreement; Priority: This Agreement represents the complete understanding between the Parties regarding the standard terms and conditions for Services provided by Boost Run, superseding all previous proposals, marketing materials, negotiations, and other written or oral communications between the Parties concerning the general subject matter of this Agreement. Any prior non-disclosure agreement entered into before the Effective Date will continue to apply to confidential information disclosed before the Effective Date. Any supplemental agreements, addenda, service-specific terms, or separate written agreements for specialized Services will be effective only if executed by authorized representatives of both Parties. In case of any conflict between provisions in this Agreement and any separately executed written agreement specifically addressing particular Services or arrangements, the terms of such separate agreement shall control with respect to those specific Services or arrangements only. In case of any conflict between the provisions in the body of this Agreement and an Order, the terms of this Agreement will prevail, except that the Order shall control with respect to: (i) pricing and fees; (ii) term length and renewal periods; (iii) service specifications and quantities; and (iv) any additional services or modifications expressly stated in the Order. For the avoidance of doubt, all Related Documents (as defined herein) are subject to and incorporate by reference the terms and conditions of this Agreement in accordance with the Master Agreement provision set forth above Section 1.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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c.	Modification; Waiver: Except as otherwise stated in this Agreement, no modifications or amendments to this Agreement will be effective unless agreed upon in writing by authorized representatives of the Parties. The failure of any Party to enforce any provisions of this Agreement, or to exercise any option or remedy provided by this Agreement, will not be considered a waiver or relinquishment of the right to assert or rely upon such provisions, options, or remedies in the future. Any waiver granted by either Party must be in writing and signed by a duly authorized representative of the Party granting the waiver.

d.	Governing Law: This Agreement and any dispute, claim, or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules. Actions for equitable relief and enforcement of an arbitration award, shall be brought exclusively in the state courts of New Castle County, Delaware, or, if federal jurisdiction exists, the United States District Court for the District of Delaware. Each Party hereby irrevocably and unconditionally: (A) consents to the personal jurisdiction of such courts; (B) waives any objection it may have to the laying of venue in such courts; and (C) waives any claim of inconvenient forum with respect to proceedings in such courts. Service of process in any such action may be made by any method permitted by applicable law, including by first-class mail, overnight courier, or electronic means to the address provided in Section 11.h.

e.	Dispute Resolution Procedures: Unless otherwise provided below, the Parties will make good faith efforts to informally resolve any disputes arising from or relating to this Agreement or its breach before resorting to more formal means of resolution. If an informal resolution cannot be reached, the Parties agree to submit any unresolved dispute to final and binding arbitration. The arbitration will take place in San Francisco, California, conducted in English, before a single neutral arbitrator under the JAMS Streamlined Arbitration Rules and Procedures (for claims under $250,000.00) or the JAMS Comprehensive Arbitration Rules and Procedures (for claims over $250,000.00). The arbitrator will apply Delaware law in adjudicating the dispute. The arbitrator’s determinations will be final and not subject to judicial review, except that the award or determination may be entered in any court of competent jurisdiction. The costs of arbitration shall be allocated in accordance with the applicable JAMS rules, and each Party shall bear its own attorneys’ fees unless otherwise required by applicable law or awarded by the arbitrator for frivolous or bad-faith conduct. The existence, content, or results of the arbitration may not be disclosed without the prior written consent of the other Party, except as necessary to confirm an award or as required by applicable law or regulation. Both Parties waive any claim or defense based on lack of personal jurisdiction, improper venue, forum non conveniens, or any similar doctrine or theory. Furthermore, both Parties waive their right to a trial by jury and agree that any proceeding to resolve a dispute will be conducted on an individual basis, without seeking to have any dispute heard as a class action or class arbitration.

f.	Injunctive Relief: The Parties acknowledge that any action for equitable relief or any other action not subject to arbitration under applicable law, including the enforcement of an arbitration ruling, will be brought before a court of competent jurisdiction located in New Castle County, Delaware, or, if federal jurisdiction exists, the United States District Court for the District of Delaware The Parties submit to the jurisdiction of such courts solely for this purpose.

g.	Assignment: Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment by a Party in violation of this Section shall be void and of no effect. Notwithstanding the foregoing, either Party may assign this Agreement, in whole and not in part, without the other Party’s consent: (i) to a U.S. Affiliate; or (ii) to an acquirer, or a U.S. Affiliate of an acquirer, in connection with a merger, acquisition, corporate reorganization, change of control, or sale of all or substantially all of such Party’s assets or equity. The assigning Party shall provide the other Party with written notice of any permitted assignment within thirty (30) days after the effective date of such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
15

Notwithstanding anything to the contrary in this Section 11.g, Customer may resell all or any portion of an Order for Services by assigning the applicable portion of such Order to such third party. Boost Run will provide timely consent to the assignment so long as: (a) the assignment does not violate applicable law; (b) demonstrate financial responsibility and creditworthiness equal or greater than Customer’s at the time of assignment ; (c) execute a written assumption agreement in form and substance satisfactory to Boost Run pursuant to which the assignee assumes all of Customer’s obligations under this Agreement; (d) provide such additional security, deposits, prepayments, guarantees, or letters of credit as Boost Run may reasonably require. Notwithstanding any assignment consented to by Boost Run, Customer shall remain jointly and severally liable with the assignee for all obligations under this Agreement arising both before and after the effective date of the assignment, unless Boost Run expressly releases Customer in writing.

h.	Notices: Unless otherwise specified, all notices to the Customer under this Agreement must be in writing and delivered to the address provided in the Customer’s Account. Notices to Boost Run should be sent to Boost Run Inc., 5 Revere Drive, Suite 200, Northbrook, IL 60062, with a copy to ak@boostrun.com. Either Party may change its notice address by providing notice of the address change as specified in this Agreement. All communications and notices related to this Agreement will be in English and or additional requested languages. However, Boost Run may send business and product-related communications (e.g., product updates, privacy policy updates, critical security updates, and information on critical bug fixes and service critical updates) in other languages as necessary.

i.	Severability: If any provision of this Agreement is found to be illegal, invalid, or unenforceable, the remaining provisions of this Agreement will remain in full force and effect. The Parties will replace the illegal, invalid, or unenforceable provision with a valid and enforceable provision that reflects the original intent of the Parties to the maximum extent permitted by applicable law.

j.	Force Majeure: Neither Party shall be liable to the other for any failure or delay in performance under this Agreement to the extent such failure or delay is caused by a Force Majeure Event. “Force Majeure Event” means an unforeseeable event or circumstance beyond the affected Party’s reasonable control, not caused by the affected Party’s negligence or failure to comply with this Agreement, and not reasonably capable of being avoided or mitigated through commercially reasonable precautions, including acts of God, war, terrorism, civil unrest, public riots, fire, flood, hurricane, tsunami, earthquake, explosion, epidemic or pandemic, labor strikes or lockouts not involving the affected Party’s workforce, widespread utility outages not caused by the affected Party and not reasonably mitigable through facility backup systems, or acts or omissions of governmental or regulatory authorities. Force Majeure Events do not include ordinary equipment failures, ordinary network or connectivity failures, failures of subcontractors or suppliers except to the extent caused by a Force Majeure Event, shipping or import delays that were reasonably foreseeable, changes in market conditions, increased costs, or lack of funds.

The affected Party shall provide written notice to the other Party as soon as reasonably practicable after the occurrence of a Force Majeure Event, describing the nature and expected duration of the event and the affected obligations. The affected Party shall use commercially reasonable efforts to mitigate the impact of and resume performance as promptly as practicable and shall continue performing all unaffected obligations.

Customer shall not be obligated to pay Fees for Services not provided during a Force Majeure Event affecting Boost Run’s performance. Customer shall not be entitled to service credits or credits under Exhibit F for downtime caused by a Force Majeure Event, and such downtime shall be excluded from service level calculations.

If a Force Majeure Event affecting Boost Run’s performance continues for more than sixty (60) consecutive days, Customer may terminate the affected Order(s) upon written notice to Boost Run, in which case Boost Run shall refund to Customer any prepaid, unused Fees attributable to Services not rendered during the Force Majeure period, calculated on a pro-rata daily basis. Such termination shall be without penalty, and the foregoing shall not limit any other rights or remedies available under this Agreement with respect to amounts accrued prior to termination.

k.	Counterparts: This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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l.	Headings: The headings in this Agreement are for convenience only and will not affect its interpretation.

m.	Construction: The Parties have had the opportunity to review and revise this Agreement. No rule of construction will be applied against any Party based on its role in drafting this Agreement. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

n.	Publicity: Neither Party may issue a press release or make any public statement specifically disclosing the financial terms or operational details of this Agreement without the prior written consent of the other Party, except as required by applicable laws or regulations or compelled by a governmental or regulatory authority.

o.	Language: This Agreement is written in the English language, which will be the controlling language for all matters relating to the interpretation and enforcement of this Agreement. Any translation of this Agreement into any other language is provided for convenience only and will not be legally binding. In the event of a conflict between the English version and a translated version, the English version of this Agreement will prevail.

p.	Third-Party Beneficiaries: This Agreement does not confer any rights or benefits upon any third party, except for Boost Run’s Affiliates, successors, and permitted assigns, as explicitly stated in this Agreement.

q.	Electronic Signature: This Agreement may be executed electronically or by other means of electronic acceptance, which will be deemed as original signatures for all purposes.

r.	Export Control: Each Party will comply with all applicable export control laws and regulations. The Customer agrees that it will not directly or indirectly export or re-export any Boost Run technology or confidential information to any country for which the United States or any other relevant jurisdiction requires an export license or other governmental approval without first obtaining such license or approval.

s.	Interpretation: The terms “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation.” The term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.” The singular includes the plural, and vice versa. The word “will” is used in the imperative sense and has the same meaning as “shall.” The term “day” refers to calendar days, unless specified otherwise.

t.	Anti-Corruption: Each Party represents that it has not and shall not, in connection with this Agreement, directly or indirectly pay, offer, or authorize payment of anything of value to any government official, political party, or candidate for public office in violation of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
17

Exhibit A

Acceptable Use Policy

Except as explicitly stated in this Agreement, the Customer shall not, and shall not authorize any User or third party to:

1.	Utilize the Services in any manner that deviates from the Documentation or disrupts, overburdens, or impairs the integrity, performance, or availability of the Services (e.g., conducting load tests or penetration tests).
2.	Attempt to gain unauthorized access to the Services, Infrastructure Platform, or any related facilities, systems, or networks of Boost Run or its third-party suppliers.
3.	Access or utilize any part of the Infrastructure Platform not explicitly specified in the Order.
4.	Access or utilize any part of the Services for the purpose of developing a similar or competing product or service or for benchmarking the Services or competitive monitoring of Boost Run; provided that Customer may benchmark Customer’s own workloads, software, models, products, or services, including as run on the Services, and may use the results for Customer’s internal business purposes.
5.	Introduce, distribute, or facilitate the transmission of viruses, Trojan horses, spyware, worms, malware, spam, or malicious code using the Services.
6.	Copy, modify, translate, or create derivative works of any Boost Run Property.
7.	Reverse engineer, disassemble, or decompile any software included in the Boost Run Property, except as required by applicable laws or regulations.
8.	Employ the Services for any unlawful purpose.
9.	Alter, remove, or violate any copyright or intellectual property notice associated with the Services.
10.	Publicly display any content using the Services.
11.	Allow unauthorized individuals, who are not employees or independent contractors of the Customer, to access or utilize the Services.

The following categories of content are prohibited on all Boost Run Services:

1.	Illegal content: Anything involving illegal activities such as child exploitation, distributing illegal substances, promoting violence or terrorism, or facilitating cybercrime cannot be hosted on legitimate servers.
2.	Copyright infringement: Hosting or distributing copyrighted material without permission, such as pirated software, movies, music, or books, is generally not allowed due to intellectual property laws.
3.	Hate speech and discrimination: Boost Run, Inc. prohibits content that promotes hate, discrimination, or extreme views against protected groups based on race, religion, gender, sexual orientation, etc.
4.	Malware: Distributing malicious software, viruses, or tools explicitly designed for compromising computer systems is not permitted.
5.	Spam and phishing: Engaging in unsolicited bulk email campaigns or hosting phishing sites designed to extract user credentials or financial information is not allowed.
6.	Illegal gambling or betting: Online gambling and betting services may be restricted or prohibited in certain jurisdictions due to local laws and regulations.
7.	Extreme or illegal adult content: While some adult content may be allowed, Boost Run, Inc. has strict policies against hosting content involving illegal activities, exploitation, or extreme/obscene material.
8.	Restricted military/national security content: Simulations, data, or information related to warfare, weapons development, or other sensitive national security matters are not allowed to be hosted or run on Boost Run, Inc.. servers. This includes software or models that could be used for military applications, warfare simulations, or handling classified government data without proper authorization and security clearances.

Furthermore:

1.	Customer warrants that they are not located in, under the control of, or a national or resident of any country to which the United States has embargoed goods or services, or otherwise identified on any applicable sanctions lists, export control regulations, or similar restrictions.
2.	Customer shall not access or use the Services if they are prohibited from receiving such services under the laws of the United States or other applicable jurisdictions, including those countries subject to comprehensive sanctions by the Office of Foreign Assets Control (OFAC) or similar regulatory bodies.
3.	Customer agrees to promptly notify Boost Run in writing if they have reason to believe they may become subject to export controls or sanctions that would prohibit their use of the Services.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Exhibit B

Order

Customer may order Services only pursuant to a written Order executed by authorized representatives of both Parties. Each Order shall expressly incorporate this Agreement and include, as applicable, the ordered Services, Fees, term, delivery schedule, data center location, quantities, support level, and applicable technical specifications and acceptance criteria. Following execution of an Order, Customer or its authorized representative may use the Boost Run Platform to implement and administer the Services under that Order. For clarity, no Order, Work Order, Rental Request, platform submission, click-through, or API request shall be binding or create any payment obligation unless and until the applicable terms are set forth in an Order executed by both Parties.

Setting up an Organization: Upon logging into the Platform, the Customer or an authorized representative of the Customer will need to create an “Organization”. Servers cannot be rented under a “Personal” account. A Personal account is what is generated upon initial logging into the Platform. Once an Organization is created, a Customer can invite other members (with different permissions) into the Organizations. A Customer can create one or more Organizations. Each Organization will have its own server rentals, its own SSH Keys and API keys and its own billing.

It is the Customers responsibility to accurately fill out the information for an Organization including understanding Configuring Account Settings, Providing SSH Keys, Creating API Keys, Providing SSH Keys, Documentation, and Rental Request. This information will be used for communication purposes, as well as invoice generation.

Configuring Account Settings: Under the Account -> Settings menu item, the Customer will be able to select their Notification preferences.

Providing SSH Keys: After filling out the necessary information in the Organization and Settings pages, the Customer should create one or more SSH Keys under the SSH Keys section of the Platform.

Creating API Keys: The Customer has the ability to also create API keys for accessing all the Platform services in a programmatic manner. The extensive Redoc and Swagger documentation will allow the Customer to see all available endpoints and incorporate them into their workflow. Note that this is not a requirement to rent Services from Boost Run. The Customer can still only use the web interface for all required functionality.

Documentation: The Documentation section of the Platform includes the API documentation, the authentication information, the base URL of the platform for API requests, information on rate limits, and support contact information. Other documents that may be included on this page, such as Terms of Service, Privacy Policy, Security Policy, the Boost Run Service Level Agreement (SLA), and the EULA, are provided for informational purposes only and shall not amend this Agreement or any executed Order unless expressly incorporated into a written amendment or Order executed by both Parties.

Rental Request: A request for GPU or CPU servers on the Boost Run Platform may be referred to in the Platform as a “Rental Request” or “Work Order.” Any such Rental Request or Work Order is solely an implementation mechanism for an executed Order and shall not amend an executed Order, create a new Order, or create additional payment obligations unless expressly set forth in a written Order or amendment executed by both Parties.

Explanation of Fields in the Platform

Rental Summary: This section provides the Organization name (Customer), the amount of servers to rent, the total number of rental days, the start and end dates of the rental request, the data center where the server will be located, the prepayment percentage that the customer will be responsible for once the server is ready to be used by the Customer, the estimated total cost of the rental contract, and the estimated prepayment amount due upon the server/s being ready for use. Note that the initial cost and prepayment amount is an estimate at this stage since Boost Run does not charge the customer for the time it takes for the server to be provisioned on the Platform and ready for use. Boost Run starts charging once the server is ready to be used by the Customer.

Server Details: This section will list the servers that the Customer selected.

SSH Key: Each Order requires a preconfigured SSH Key by the Customer. In the SSH Key section of the Platform, the Customer can set up multiple SSH keys. For a particular Order, only one SSH key will be installed on all servers selected within the Order. If a customer requires multiple SSH keys to be installed on a single server, the Customer is solely responsible for doing so by using the primary key to log into the server and then manually install the remaining SSH keys they wish to add. The Customer has the ability to label the SSH keys with whatever name they want.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Network Cluster: This is a default setting that the Boost Run Platform sets up for each Customer. Any compute rented within an Organization within the Platform will have its own default network-cluster automatically set up.

Deployment Profile: The Customer can select to install a particular version of Ubuntu with or without the Nvidia drivers that are provided on the Platform. Upon server initial provisioning, the selected version of Ubuntu and/or Nvidia drivers will be installed on all servers within the Work Order.

Customer Notes: A Customer might want to include notes related to their Work Order. This might include their own

P.O number or any other relevant meta data they want to track.

No action taken through the Boost Run Platform (including clicking “Confirm Rental” or submitting requests via API) shall constitute Customer’s agreement to a binding Order or create any payment obligation unless and until such terms are expressly set forth in an Order executed by both Parties. In the event of any inconsistency between information displayed in the Platform and an executed Order, the executed Order shall control.

What happens after the Order request has been submitted?

1.	The Boost Run Platform will automatically spin up the requested servers with the configuration requested by the Customer. This includes the networking setup, the SSH key installation, as well as the default selected profile for the operating system (Linux), plus any GPU drivers.

2.	After the bare metal server/s have been started, Boost Run no longer has access to log into the server/s. Only the Customer with their designated SSH key will be able to access the servers. Boost Run can only reboot or re-provision the server through BMC access upon request. The Customer can also reboot or reprovision the servers through the Platform.

3.	After the server/s have been successfully started, the Customer will be able to log into them with their SSH key that was attached to the Order.

4.	The picture below shows an example of two “Active” servers that the Customer can SSH into. Note the static IP address that is assigned to each server and also note the Rental Period (Start/End Dates) along with when the server was Active. This view is accessible under the “Rentals” menu tab.

Following provisioning of the Services under an executed Order, Customer shall have an acceptance testing period of seven (7) business days after Boost Run’s written notice that the applicable Services are ready for testing (the “Acceptance Period”) to verify that the Services materially conform to the specifications, acceptance criteria, and requirements set forth in the applicable Order. The Services shall be deemed accepted upon the earliest of (a) Customer’s written notice of acceptance, (b) Customer’s commencement of production use of the Services, or (c) expiration of the Acceptance Period without Customer’s delivery of a written notice of material non-conformance specifying with reasonable detail the alleged non-conformance. If Customer identifies a material non-conformance during the Acceptance Period, Customer may reject the non-conforming Services by notifying Boost Run in writing, and Boost Run shall use commercially reasonable efforts to remedy such non-conformance. After Boost Run notifies Customer that remediation is complete, Customer shall have an additional three (3) business days to verify the remediation. For clarity, Fees shall accrue from the date Boost Run notifies Customer that the Services are ready for use, regardless of whether Customer has commenced production use, and Customer shall pay all such accrued Fees following acceptance.

Invoicing: Once acceptance has occurred or the Acceptance Period has expired without written notice of non-conformance, Boost Run may invoice Customer in accordance with this Agreement and the applicable Order. The Customer is responsible for paying undisputed invoiced amounts by the applicable payment due date. An invoice may include the following parts:

●	Rental Charges: This section outlines the server information such as name of server, Rental ID, Rental duration, as well as information on the hourly rate per GPU price, total billed hours and Total Due. If server/s are rented for multiple months with a 100% prepayment, typically this Rental Charges section will show a $0.00 for subsequent months since the payment was made upfront in the Prepayments section of the invoice.

●	Prepayments: Same information as above, but only shows the Prepayment amount at the beginning of the rental period.

●	Charges: Any excess charges that are applied to the invoice. Typically, this section is $0.00

Credits: Any credits that Boost Run provides the Customer in the specific calendar month. In addition to bare metal GPU and CPU server rentals, Orders may include Supplemental Services such as Managed Kubernetes Services, Virtual CPU Services, and Shared Storage Services. Each Supplemental Service shall appear as a separate line item on the applicable Order and invoice.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Exhibit C

Description of Processing

Data Subjects: Customer employees, contractors, authorized Users, and other data subjects whose Personal Data is included in Customer Property in accordance with this Agreement. Categories of Personal Data: Personal Data included in Customer Property as necessary for Customer’s use of the Services, together with account registration information (name, email, phone), IP addresses, SSH key metadata, access and authentication logs, and billing contact information. Customer shall not include Protected Health Information subject to HIPAA unless the Parties have executed a Business Associate Agreement, and shall not include nonpublic personal information or other financial regulatory data subject to the Gramm-Leach-Bliley Act or similar financial services regulatory requirements unless the Parties have executed the required written terms. Purpose of Processing: Providing and maintaining the Services, account administration, billing, security monitoring, and other purposes described in this Agreement. Duration: For the Term of the Agreement plus any applicable retention period. Approved Sub-processors: AWS, Google Workspace

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Exhibit D

Security Addendum

Boost Run shall maintain and comply with a written information security program of administrative, technical, and physical safeguards designed to protect the security, confidentiality, integrity, and availability of the Infrastructure Platform, the Services, Customer Property in Boost Run’s possession or control, and Customer Confidential Information. Such program shall be no less protective than the safeguards Boost Run uses to protect its own similar systems and data, and shall be consistent with applicable law and generally accepted industry standards for providers of similar bare metal infrastructure services.

Boost Run shall maintain commercially reasonable physical security controls for all data centers used to provide the Services, including access controls, visitor management, logging and monitoring of physical access, CCTV or equivalent monitoring, background checks or screening for personnel with access to Customer environments, and incident response procedures. Boost Run shall not relocate Services from the data center location specified in an Order without Customer’s prior written consent.

Boost Run shall maintain commercially reasonable logical security controls for Boost Run-controlled systems, including least-privilege access, multi-factor authentication for administrative access, logging and monitoring, vulnerability management, timely remediation of critical vulnerabilities, change management, malware protection, and segregation of Customer environments from other customers.

Boost Run shall encrypt Personal Data and Customer Confidential Information in transit and at rest within systems controlled by Boost Run, where technically feasible and consistent with the nature of the Services. For bare metal resources controlled by Customer after handoff, Customer is responsible for encryption and security configuration within the Customer Environment. Boost Run shall provide to TML upon request: physical access logs, logical access logs, and remote session recordings and information for TML single tenant data facilities (Badge Reader data, Teleport/SSH, Tailscale, and any other in-use remote access technology). Boost Run will provide engineering support for automatic data export of requested physical and logical access logs to TML systems. Boost Run will provide engineering and policy support for requested access changes to procedures relevant to TML single tenant data facilities. Possible requested access changes are inclusive but not limited to dual key access with TML personnel in the critical path for both remote and physical access to data halls or management networks. Boost Run will provide engineering support for automatic notification of remote and physical access to data halls or management networks relevant to TML.

Upon Customer’s reasonable request no more than annually, and after any Data Incident or material security event affecting Customer, Boost Run shall provide available SOC 2 Type II or ISO 27001 reports or certificates, penetration test executive summaries, vulnerability management summaries, and responses to reasonable security questionnaires, subject to reasonable confidentiality protections. For single tenant data facilities, Boost Run shall provide reasonably available network architecture diagrams, data flow diagrams between tenant network and management network, and management network configuration information upon reasonable request.

Any material degradation of these security requirements, or any material failure to comply with these security requirements, shall constitute a material breach of this Agreement, without limiting the cure period set out in 10.d .

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Exhibit E - Wire Instructions

[Boost Run to provide Customer wire instructions upon request]

Exhibit F

Boost Run Service Level Agreement

Boost Run will provide the Services with a SLA Metric of 99.5% and above to Customer. The SLA Metric will be calculated over the duration of the rental for each server on a Monthly Basis. The calculation methodology outlined in this Exhibit F explains the formula used and also provides an example.

Definitions

-	Boost Run Platform: The web service that allows users to rent bare metal servers from Boost Run. The url of this web service is at: platform.boostrun.com

-	SLA Claim Period: A Customer has 30 days to submit a claim for the Unscheduled Downtime.

-	Monthly Basis: The number of minutes between 00:00:00 UTC on the first day of the month until 23:59:59 UTC of the last day of the same month.

-	External Factors: External Factors are deemed as circumstances beyond Boost Run’s reasonable control, but only to the extent not caused by Boost Run and not reasonably preventable or mitigable by Boost Run, including:

●	Network-related factors: Internet connectivity issues between Customer and the Boost Run network caused by Customer’s Internet service provider, transit provider, or other Customer-selected connectivity provider; problems with Customer’s local network infrastructure, DNS issues outside Boost Run’s network, and failures of third-party network services not provided or controlled by Boost Run.
●	Third-party dependencies: Issues with Customer-managed applications, Customer code, Customer third-party software or services, Customer-configured load balancers, and external database systems not provided or controlled by Boost Run.
●	Environmental factors: natural disasters, government actions or regulations, and widespread utility outages outside Boost Run data center facilities that are not caused by Boost Run and are not reasonably mitigable through facility backup systems.
●	Customer-side factors: improper Customer configuration, resource exhaustion directly caused by Customer workloads, Customer-caused security vulnerabilities, and outages or degradation caused by Customer’s breach of this Agreement or the Acceptable Use Policy.
●	Force Majeure factors: Force Majeure Events as defined in Section 11.j.

For clarity, downtime caused by Boost Run’s infrastructure, hardware, software, network, data center facilities, maintenance, subcontractors, or failure to comply with this Agreement shall not constitute an External Factor, except to the extent such downtime is caused by a Force Majeure Event or by Customer.

-	Scheduled Downtime: Scheduled Downtime means planned infrastructure repairs, maintenance, or upgrades that are scheduled in coordination with Customer, agreed in writing by both Parties at least five (5) business days in advance, occur within the agreed maintenance window, and do not exceed the agreed duration. Boost Run shall use commercially reasonable efforts to conduct Scheduled Downtime during non-peak periods identified by Customer and in phases across subsets of nodes to minimize lost capacity.

Boost Run shall not perform Scheduled Downtime that interrupts or degrades Customer’s active training workloads without Customer’s prior written approval. If emergency maintenance is required to address an immediate and material threat to the integrity, security, or availability of the Services, Boost Run shall provide as much advance notice as reasonably practicable, shall limit the emergency maintenance to the affected resources and shortest duration reasonably necessary, and shall provide Customer with a written summary of the issue, actions taken, and mitigation steps within two (2) business days after completion. Emergency maintenance shall be treated as Unscheduled Downtime except to the extent caused by an External Factor, Force Majeure Event, or Customer.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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-	Possible Available Uptime: Possible hours of availability on a Monthly Basis minus any Scheduled Downtime and downtime caused by External Factors.

-	Unscheduled Downtime: Hours on a Monthly Basis when the Boost Run service is not available, other than Scheduled Downtime and downtime caused by External Factors.

-	SLA Metric Calculation Methodology:

SLA Metric = (Possible Available Uptime - Unscheduled Downtime) / (Possible Available Uptime) x 100%.

Remediation

In the event that the Boost Run SLA Metric for a given server falls below 99.5% in any calendar month, Boost Run shall issue a Credit / credit to Customer’s account on the next monthly invoice, calculated in accordance with the table below.

SLA Metric (%)	Credit ($)
95.00 - 99.49	10% of monthly Fees for the affected server
90.00 - 94.99	25% of monthly Fees for the affected server
85.00 - 89.99	50% of monthly Fees for the affected server
00.00 - 84.99	100% of monthly Fees for the affected server

Monthly Credit Cap: Notwithstanding the foregoing credit formula, the total Credit payable to Customer with respect to any single server in any calendar month shall not exceed one hundred percent (100%) of the total Fees invoiced to Customer for that server for such month (the “Monthly Credit Cap”). Credits shall be issued as credits against future invoices and shall have no cash value. Boost Run issues invoices on the 1st of each calendar month. For rental agreements of less than thirty-one (31) days, any applicable Credit will be calculated on a pro-rata basis and applied against Customer’s final invoice, or, if the Agreement has terminated, issued as a credit memo.

SLA Claim Procedure: To receive a Credit, Customer must submit a written SLA claim to support@boostrun.com within the SLA Claim Period (30 calendar days from the last day of the month in which the Unscheduled Downtime occurred), which claim must include:

(i)	the specific server(s) affected, identified by server ID and Rental ID as shown in the Boost Run Platform;
(ii)	the date(s) and time(s) (UTC) of the claimed Unscheduled Downtime;
(iii)	a description of the service disruption and the impact on Customer’s operations; and
(iv)	any logs, screenshots, or other evidence supporting the claim.

Claims that do not include the information specified above, or that are submitted after the SLA Claim Period, shall be deemed waived and Boost Run shall have no obligation to investigate or honor such claims.

Chronic Failure: If the SLA Metric for the affected Services, in the aggregate, falls below 90% in three (3) months during any rolling six (6) month period, Customer may terminate the affected Services (or the Agreement, if material Services are affected) upon written notice to Boost Run without penalty, and Boost Run shall refund any prepaid, unused Fees for the terminated Services.

Sole and Exclusive Remedy: Except for Customer’s termination right for Chronic Failure and any rights or remedies arising from Boost Run’s breach of its confidentiality, security, data protection, indemnity, or other obligations under the Agreement, the Credits provided under this Exhibit F, subject to the Monthly Credit Cap, constitute Customer’s sole and exclusive remedy, and Boost Run’s sole and exclusive obligation, with respect to any failure to meet the SLA Metric.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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Support and Escalation

Boost Run shall provide support through the support channels identified in the applicable Order or otherwise agreed by the Parties, including an emergency contact channel for Severity Level 1 incidents. Severity Level 1 support shall be available 24x7. Boost Run shall use commercially reasonable efforts to meet the following support targets:

Severity	Description	Initial Response Target	Target Resolution / Workaround
Severity 1

Critical business impact; Services are unavailable or so severely degraded (e.g., full service outage or major infrastructure failure) that Customer cannot reasonably use affected production workloads.

		30 minutes, 24x7	Continuous efforts until resolved; target workaround or restoration within 4 hours.
Severity 2	Significant business impact; Services are available but material functionality or capacity is unavailable and no reasonable workaround exists.	2 hours	Target workaround or restoration within 12 hours.
Severity 3	Minimal business impact; non-critical degradation or issue where a workaround exists.	4 business hours	Target resolution within 4 business days.
Severity 4	General question, information request, or minor issue that does not affect production use.	8 business hours	Target resolution within 10 business days.
Hardware / RMA	Hardware failure, node failure, or other issue requiring repair, replacement, or re-provisioning.	8 business hours	Boost Run shall use commercially reasonable efforts to repair, replace, or re-provision affected hardware as promptly as practicable; downtime is measured under this SLA.

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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IN WITNESS WHEREOF, the authorized agents of the Parties hereto have executed this Agreement as of the Effective Date below.

BOOST RUN, INC.

By:

Name:	Andrew Karos

Title:	CEO

THINKING MACHINES LAB INC. [Redacted]

By:

Effective Date: 5/21/2026

Name:	Lauren Escher Lennon

Email:	[Redacted]

Phone:	[Redacted]

Title:	General Counsel

© Boost Run, Inc. All rights reserved. The information in this document is confidential and proprietary to Boost Run, Inc. It may not be reproduced, distributed, or disclosed to third parties without the prior written consent of Boost Run, Inc. For questions, contact Boost Run, Inc. at info@boostrun.com | CLASSIFICATION:CONFIDENTIAL
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